As filed with the Securities and Exchange Commission on October 24, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wako Logistics Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0262555
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 Howard Avenue
Suite 232
Des Plaines, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

Wako Logistics Group, Inc. 2005 Stock Incentive Plan
(Full title of the plan)

David L. Koontz, Chief Financial Officer
Wako Logistics Group, Inc.
200 Howard Avenue, Suite 232
Des Plaines, IL 60018, Tel: (847) 294-1600
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Lawrence G. Nusbaum, Esq.
Gusrae, Kaplan, Bruno & Nusbaum, PLLC
120 Wall Street
New York, New York 10005
Tel: (212) 269-1400
Fax: (212) 809-5449

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,000,000	$2.33	$9,320,000.00	$1,097.00

(1)  Pursuant to Rule 416(a), this Registration Statement also covers such number of additional shares of our common stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of outstanding shares of our common stock.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices for the Common Stock as reported on the Over-the-Counter Bulletin Board on October 19, 2005.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act"). Such document(s) need not be filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 of the Act. These documents along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means we can disclose important information to investors by referring investors to those documents. The information incorporated by reference is an important part of this Registration Statement, and information we file later will automatically update and supersede this information. The following documents are incorporated by reference:

1. Our prospectus filed pursuant to Rule 424(b)(2) filed with the Commission on August 5, 2005.

2. Our Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on the following dates:

March 24, 2005;
April 7, 2005, as amended by Form 8-K/A filed on June 3, 2005;
April 15, 2005;
August 11, 2005;
October 4, 2005;
October 6, 2005;
October 21, 2005.

3. Our Quarterly Reports for the quarters ended:

March 31, 2005 filed with the Commission on May 18, 2005;
June 30, 2005 filed with the Commission on August 15, 2005.

4. Our Transitional Report on Form 10-KSB, for the period from May 1, 2004 through December 31, 2004, filed with the Commission on June 1, 2005.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Common Stock

We are authorized to issue 55,000,000 shares of common stock with $0.001 par value per share. As of October 10, 2005, there were 20,639,000 shares of common stock issued and outstanding held by approximately 85 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future declaration and payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay a change in our control.

Preferred Stock

We are authorized to issue 5,000,000 shares, $0.001 par value preferred stock. As of the date of this registration statement, there are no shares of preferred stock outstanding.

Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The board may, without stockholders’ approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws, subject to the provisions of Delaware law, contain provisions that allow the corporation to indemnify any person under certain circumstances. Our directors are bound by the general standards for directors under Delaware law. These provisions allow our directors in making decisions to consider any factors as they deem relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which we operate and the economy. Delaware law limits our directors liability.

Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. We may in the future purchase and maintain insurance on behalf of our officers and directors, although we have not done so at the present time.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Gusrae, Kaplan, Bruno & Nusbaum, PLLC

10.8	Wako Logistics Group, Inc. 2005 Stock Incentive Plan (1)

10.9	Form of Incentive Stock Option Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

10.10	Form of Non-Qualified Stock Option Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

10.11	Form of Restricted Stock Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

23.1	Consent of Moores Rowland Mazars, Hong Kong.

23.2	Consent of Gusrae, Kaplan, Burno & Nusbaum PLLC (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

(1)  Filed as Exhibit 10.8 to our Form 10-KSB filed on June 1, 2005 and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 24th day of October, 2005.

Wako Logistics Group, Inc.

By:	/s/ Christopher Wood
Name: Christopher Wood
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Wood, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to execute any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Wood	Chief Executive Officer and Director	October 24, 2005
Christopher Wood	(principal executive officer)

/s/ David L. Koontz	Chief Financial Officer	October 24, 2005
David L. Koontz	(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Gusrae, Kaplan, Bruno & Nusbaum, PLLC

10.8	Wako Logistics Group, Inc. 2005 Stock Incentive Plan (1)

10.9	Form of Incentive Stock Option Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

10.10	Form of Non-Qualified Stock Option Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

10.11	Form of Restricted Stock Agreement pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan.

23.1	Consent of Moores Rowland Mazars, Hong Kong.

23.2	Consent of Gusrae, Kaplan, Burno & Nusbaum PLLC (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

(1)  Filed as Exhibit 10.8 to our Form 10-KSB filed on June 1, 2005 and incorporated herein by reference.